Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Northern Technologies International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.02 per share	457(c) and 457(h)	800,000 shares	$12.075	$9,660,000	$147.60 per $1,000,000	$1,425.82
Total Offering Amounts					$9,660,000		$1,425.82
Total Fee Offsets							$0
Net Fee Due							$1,425.82

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of common stock, par value $0.02 per share, of Northern Technologies International Corporation (the “Common Stock”) that become issuable under the Northern Technologies International Corporation 2024 Stock Incentive Plan (the “2024 Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock on January 18, 2024, as reported by the Nasdaq Stock Market.
(3)	The Registrant does not have any fee offsets.